Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statement (Form S-8 No. 333-232717) pertaining to the 2019 Equity Incentive Plan, the 2019 Employee Stock Purchase Plan, the 2017 Equity Incentive Plan and the 2008 Equity Incentive Plan of Medallia, Inc. of our report dated March 19, 2020, with respect to the consolidated financial statements of Medallia, Inc. included in this Annual Report (Form 10-K) of Medallia, Inc. for the year ended January 31, 2020.

/s/ Ernst & Young LLP

San Jose, California
March 19, 2020